Exhibit 99.1

Ophthalmic Imaging Systems' Subsidiary Abraxas Medical Solutions Ranked Among Top 20 Ambulatory EMR Vendors for 2011 by Black Book Rankings

SACRAMENTO, CA; Dec 01, 2010

Ophthalmic Imaging Systems (OIS) (OTCBB: OISI), a leading ophthalmic digital imaging and informatics company, announces that its wholly owned subsidiary Abraxas Medical Solutions, Inc. has been named among the top 20 ambulatory electronic medical record (EMR) software vendors for 2011 in five different physician practice size categories. The rankings were based on a survey of 174 EMR suppliers conducted by Black Book Rankings and included validated responses from more than 4,500 healthcare professionals, physician practice administrators and hospital leaders in the information technology arena.

Abraxas Medical Systems, Inc. was rated among the top 20 ambulatory EMR software vendors for single physician practices, as well as for practices with two to five, 26 to 99, 100 to 249 and 250 or more physicians. Rankings were based on 18 key performance indicators, including ARRA stimulus support, training, implementation, cost, reliability, viability, support and customer care, as well as functionality performance in the four categories of certification, clinical workflow, documentation, and administrative functionalities. A full listing of Black Book Rankings' top 20 EMR vendors in 10 categories is available at http://blackbookrankings.com/topRankings.php.

"We are delighted that Abraxas EMR is recognized in this survey as among the best by healthcare IT professionals who use our software," said Gil Allon, Chief Executive Officer of OIS. "It is particularly gratifying that Abraxas was ranked among the top in satisfaction outcomes for exceptional implementations, compliance and service levels. The timing of this survey is fortuitous as we expect many medical practices are currently considering EMR solutions alternatives to capitalize on ARRA incentives for electronic health records (EHR) adoption. OIS and Abraxas customers enjoy the same high standards, as OIS EMR and OIS PM products are powered by Abraxas software and are implemented by the Abraxas implementation and training teams."

The Abraxas suite of software is developed as a single software solution with a common database for both EMR and practice management (PM) for seamless flow of data. Abraxas software products are marketed to medical specialties in the U.S. Abraxas also provides training and support services to assure speedy, smooth and successful implementation.

Black Book Rankings, a division of Brown-Wilson Group, conducted the survey to obtain objective, independent data for physician practices in making EMR selection decisions. Black Book Rankings is one of the largest full-service technology and services market research and opinion research companies. Founded in 2002, Brown-Wilson Group, Inc. is a full-service market research and public opinion research company. This is the second year of the EMR study.

About Abraxas Medical Solutions
|Abraxas Medical Solutions, Inc. (Abraxas), located in Irvine, Calif., is a subsidiary of Ophthalmic Imaging Systems (OIS). Abraxas focuses on developing and delivering electronic medical records (EMR) and practice management (PM) software to medical offices of different specialties nationwide. Abraxas Medical Solution's EHR software, Abraxas EMR Version 4.1, is a CCHIT Certified(R) 2008 Ambulatory EHR.

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems. The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR and PM solutions for the eye care market. With more than 25 years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through its wholly owned subsidiary, Abraxas Medical Solutions, the Company provides EMR and PM software to OB/GYN and orthopedic physicians. The Company markets and supports its products through an extensive network of dealers, distributors and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

CONTACTS:
Gil Allon, CEO
Ariel Shenhar, CFO
(916) 646-2020

INVESTOR RELATIONS
Jody Cain
Lippert/Heilshorn & Associates
(310) 691-7100

OPHTHALMIC IMAGING SYSTEMS
221 Lathrop Way, Suite I
Sacramento, CA 95815
USA
www.oisi.com
main 800.338.8436
fax 916.646.0207

SOURCE: Ophthalmic Imaging Systems